                                                                   Exhibit 10.24

                                        Exhibit 10.24



                                        June 30, 1993



MEMORANDUM TO MR. J. R. WRIGHT. JR.


          This will confirm our mutual understanding that the Employment Agreement ("Agreement") dated August 7, 1989 between you and W. R. Grace & Co. ("Company") is hereby terminated, effective immediately. You understand and agree that such termination renders null, void and of no further force or effect each and every provision of the Agreement, except for Section 3.4 (dealing with severance payments) and Article IV (covering other employee covenants) thereof, which shall remain in full force and effect in accordance with their terms, and except for Section 2.7 (relating to your housing loan), as modified by item 3 below.

          Notwithstanding the termination of the Agreement, you hereby agree as follows:

          1. You agree to remain in the Company's employ through not later than December 31, 1993; provided, however, that you may terminate your employment at any time prior to December 31, 1993 upon 30 days' prior written notice.

          2. During the period of your employment under paragraph 1, (a) you shall remain an Executive Vice President of the Company; (b) you shall continue to receive your salary at your current annual rate, as well as all other benefits presently provided to you other than those that were provided to you solely under the Agreement; and
(c) you shall continue to devote your attention to the matters for which you are currently responsible (including the responsibilities listed on Schedule A hereto), as well as any other matters that I may reasonably assign to you; provided, however, that your responsibilities as to the Company's container business shall be assigned to another executive during July 1993.

     3. Notwithstanding the termination of the Agreement, you understand and agree that the housing loan in the amount of $1,000,000, previously made to you by W. R. Grace & Co.-Conn., a subsidiary of the Company ("Grace Connecticut"), shall remain outstanding and shall be due and payable on August 7, 1999 or, if earlier, the date on which you sell or otherwise dispose of your residence located at Two Ocean Lane, Manalapan, Florida, which loan shall be secured by a mortgage on such residence. You agree to provide Grace Connecticut with such documentation as may be necessary to confirm the foregoing, including a new promissory note representing such loan and a mortgage or similar instrument providing for such security.

          4. Following the termination of your employment under paragraph 1 above, you shall be entitled to, and only to, the compensation and benefits set forth below in accordance with and subject to the following terms:


          A. INCENTIVE COMPENSATION

             You shall be considered for annual incentive compensation for 1993 based on the financial performance of the Company and your individual performance, receiving consideration for a prorated portion of such incentive compensation should you leave the Company prior to December 31, 1993; provided, however, that your incentive compensation award for 1993 shall not be less than $192,500 (which amount would be prorated if your employment terminates prior to December 31, 1993).


          B. EXECUTIVE SALARY PROTECTION PLAN AND SPLIT-DOLLAR LIFE
             INSURANCE PLAN

             Your participation in the Executive Salary Protection Plan shall cease 30 days following the date of termination of your employment with the Company in accordance with the terms of such Plan. In accordance with the terms of the Split-Dollar Life Insurance Plan, your participation in such Plan will cease upon your termination of employment, although you may purchase the policy from the Company by reimbursing the Company for the premiums paid by the Company in your behalf through the date of termination of your employment. Estimated premiums paid by the Company through December 31, 1993 are expected to total approximately $232,000 for two policy years.


          C. CONTINUATION OF MEDICAL BENEFIT PLAN COVERAGE

             Your participation in the medical plan as an active employee shall continue through the end of the month in which your employment terminates, and thereafter, you may continue participation in such plan for up to 18 months by paying to the Company the then applicable employee contribution rate or rates. Such coverage shall continue for 18 months following termination of your employment or, if earlier, the date on which you become eligible to participate in another employer's medical plan.


     D. LONG-TERM INCENTIVE PLAN

          The installment payments you are scheduled to receive in March 1994 and March 1995 will be paid to you at the times such scheduled payments are made to other executives (who participated in the 1990-92 Performance Period) in accordance with the terms of the Plan. You will not be recommended for participation in the Long-Term Incentive Plan for any future performance periods.


     E. STOCK OPTIONS

          Your December 5, 1991 stock option grant covering 40,000 shares and your December 3, 1992 stock option grant covering 35,000 shares are fully vested. You will have 36 months from the date your employment terminates to exercise such options. The option covering 140,000 shares granted on August 1, 1991 as part of the "Stock Swap Arrangement" will terminate on the date your em-ployment terminates. You will not be recommended for a stock option grant in 1993.


          F. RESTRICTED STOCK

          The two remaining installments of 1,925 shares each (granted under your February 6,1992 grant totaling 7,700 shares), scheduled to vest on April 15,1994 and April 15,1995, respectively, will vest upon your termination of employment. In addition, the 38,336 shares of restricted stock granted under the August 1, 1991 "Stock Swap Arrangement" will vest in five equal installments during the five-year period beginning January 31,1997 and ending with the last installment vesting on January 31, 2001. Following is a schedule showing the status, as of June 30,1993, of all restricted shares granted to you from your date of employment without regard to whether such shares are restricted or not restricted:


                               (1)            (2)                (3)
                              SHARES         SHARES             SHARES
       DATE OF GRANT          TOTAL        RESTRICTED       NOT RESTRICTED
(1)    8/7/89                 10,000          -0-               10,000
(2)    8/1/91                 38,336       38,336 (1)            -0-
(3)    2/6/92                  7,700        3,850 (2)            3,850
                              ------       ----------           ------


(4)    Total                  56,036       42,186               13,850



(1 )   Restrictions lapse in five annual installments January 31, 1997 through
January 31, 2001.

(2)    Restrictions lapse on date of termination.



          G. DEFERRED COMPENSATION

             Your deferred compensation balances, estimated at

$95,187 (relating to your base salary deferral) and $20,110 (relating to your Savings and Investment Plan Replacement Payment deferral) as of May 30,1993, will be paid in separate lump sums at the end of the month following the month of your termination.


          H. SAVINGS AND INVESTMENT PLAN

             Following your termination of employment, you may elect to take a lump sum distribution under the Savings and Investment Plan, defer your distribution out to age 70 1/2 or elect to begin receiving installment payments over a period of up to 10 years, any such election being in accordance with the Plan. Your balance as of June 28, 1993 totals $95,471.


          I. PENSIONS

             In lieu of Section 2.5 of the Agreement, which Section is null and void and of no further force or effect, you shall continue to participate in the Company's Retirement Plan for Salaried Employees and in the Supplemental Retirement Plan in accordance with and subject to their respective provisions. As such, you shall continue to accrue credited service for each month you remain employed during the period July 1, 1993 through December 31, 1993, and all compensation (as defined in such Plans) paid to you during such period shall be recognized in your Final Average Compensation for the purpose of determining your retirement benefit under such plans.

             Under such plans your estimated accrued annual benefit as of June 30, 1993 is $21,610. Assuming continuous service through December 31, 1993 and continuation of your base salary through such date, your estimated accrued benefit would be $24,661. Such accrued benefits would be reduced for early commencement prior to age 62; i.e., by 17% if your benefit were to begin October 1, 1993 (the first date on which you could begin receiving such benefit; i.e., the first of the month following the month in which you reach age 55) or by 16% if you elect to start your benefit on January 1, 1994


          J. TERMINATION/SEVERANCE BENEFITS

             In accordance with and subject to Section 3.4 of the Agreement, Grace will pay you monthly severance payments at the rate of $48,125 ($577,500 per annum) during the period beginning on the first of the month following the month in which your employment terminates (during the period July 1, 1993 through December 31, 1993), and ending July 31,1997. You understand that these amounts are subject to reduction by other "Earned Income" as set forth in such Section 3.4.


             Section 3.4 provides, in general, that the amount of such monthly severance payments shall be reduced by one-half of the amount of any Earned Income that you receive from other sources for any period that such severance payments are payable to you. In no event, however, shall such severance payments be reduced to less than a rate of $60,000 in per year. For this purpose "Earned Income" shall mean income attributable to the rendering of personal services, including salary, bonuses and incentive or other supplemental compensation, whether payable currently or deferred, or whether payable in cash or in property. Benefits attributable to executive or employee stock options, benefit plans or other arrangements of the types referred to in Sections 2.3 through 2.8 of the Agreement shall not constitute Earned Income. Incidental honorariums or consulting fees received on an infrequent basis while working full-time for another employer shall not be included in Earned Income. However, consulting fees, finders' fees and other income for personal services (other than directors' fees) received in lieu of employment by others, or received on a regular and continuing basis even if employed by another employer, shall be included in Earned Income. Directors' fees shall not be included in Earned Income


          K. UNUSED VACATION PAYMENT

             You shall be entitled to paid vacation aggregating not less than four weeks during 1993. You shall be entitled to payment for any unused vacation time in accordance with Company policy at the time your employment terminates.


          L.  LEGAL FEES

             The Company shall promptly pay upon demand any reasonable legal fees incurred by you in connection with any enforcement of your rights under this Memorandum of Understanding.

          Please confirm your agreement with the foregoing by signing a copy of this memorandum where indicated below and returning it to me.



                                   /s/J. P. Bolduc



Accepted and agreed to
this 30th day of June, 1993:


/s/ JOSEPH R. WRIGHT
- ---------------------------
Joseph R. Wright, Jr.